                                                                      Exhibit 11

                   Computation of Primary Earnings Per Share
                     (in thousands, except per share data)



                                                                Three Months Ended       Nine Months Ended
                                                                September 30, 1996       September 30, 1996
                                                                ------------------       ------------------
Net income applicable to common stock................           $           25,353       $            10,577
Net effect of dilutive convertible preferred stock...                          858                        -
                                                                ------------------       ------------------
                                                                $           26,211       $           10,577
                                                                ==================       ==================
Weighted average number of shares outstanding
 during the period...................................                       69,663                   69,008
Net effect of dilutive options, warrants and
 convertible preferred stock.........................                       24,633                   19,350
                                                                ------------------       ------------------
Weighted average number of common and
 common equivalent shares outstanding................                       94,296                   88,358
                                                                ==================       ==================
Earnings per common and common
 equivalent share....................................           $              .28       $              .12
                                                                ==================       ==================

                Computation of Fully-Diluted Earnings Per Share
                     (in thousands, except per share data)


                                                                Three Months Ended       Nine Months Ended
                                                                September 30, 1996       September 30, 1996
                                                                ------------------       ------------------
Net income applicable to common stock................           $           25,353       $           10,577
Net effect of dilutive convertible preferred stock...                          858                        -
                                                                ------------------       ------------------
                                                                $           26,211       $           10,577
                                                                ==================       ==================

Primary weighted average number of common
 and common equivalent shares outstanding...........                        94,296                   88,358
Weighted average number of common and
 common equivalent shares and convertible
 shares, assuming full dilution.....................                        94,296                   88,358
                                                                ==================       ==================
Earnings per common and common
 equivalent share...................................            $              .28      $               .12
                                                                ==================       ==================